EXHIBIT 15

October 31, 2013

Securities and Exchange Commission

100 F Street, NE

Washington, D.C.  20549

Commissioners:

We are aware that our report dated October 31, 2013 on our review of interim financial information of 3M Company and its subsidiaries for the three and nine month periods ended September 30, 2013 and 2012 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2013 is incorporated by reference in its Registration Statements on Form S-8 (Registration Nos. 333-30689, 333-30691, 333-44760, 333-73192, 333-101727, 333-101751, 333-109282, 333-128251, 333-130150, 333-151039, 333-156626, 333-156627, 333-166908, 333-174562, 333-181269, and 333-181270) and Form S-3 (Registration Nos. 33-48089, 333-42660, 333-109211, and 333-176082).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP